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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)
                             -----------------------

                                 Blackboard Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)


                                    091935502
                                 (CUSIP Number)

                                 Stacey Seewald
                           Sandler Capital Management
                          711 Fifth Avenue, 15th Floor
                               New York, NY 10022
                                 (212) 754-8100
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                  May 23, 2005
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


091935502                                                           Page 2 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Sandler Associates

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          New York

                      7        SOLE VOTING POWER

                               798,902 shares
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             -0-
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               798,902 shares

                      10       SHARED DISPOSITIVE POWER

                               -0-

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 798,902 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.03%

    14           TYPE OF REPORTING PERSON

                 PN

091935502                                                           Page 3 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Sandler Associates II, LP

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          New York

                      7        SOLE VOTING POWER

                               39,984 shares
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             -0-
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               39,984 shares

                      10       SHARED DISPOSITIVE POWER

                               -0-

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 39,984 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.15%

    14           TYPE OF REPORTING PERSON

                 PN

091935502                                                           Page 4 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Sandler Offshore Fund, Inc.

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          British Virgin Islands

                      7        SOLE VOTING POWER

                               514,636 shares
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             -0-
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               514,636 shares

                      10       SHARED DISPOSITIVE POWER

                               -0-

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 514,636 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.95%

    14           TYPE OF REPORTING PERSON

                 CO

091935502                                                           Page 5 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Sandler Capital Structure Opportunities Master Fund, Ltd.

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          Cayman Islands

                      7        SOLE VOTING POWER

                               0 shares
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             -0-
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               0 shares

                      10       SHARED DISPOSITIVE POWER

                               -0-

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%

    14           TYPE OF REPORTING PERSON

                 CO

091935502                                                           Page 6 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Andrew Sandler

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States

                      7        SOLE VOTING POWER

                               -0-
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             1,414,679 shares
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               -0-

                      10       SHARED DISPOSITIVE POWER

                               1,414,679 shares

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,414,679 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [ ]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.36%

    14           TYPE OF REPORTING PERSON

                 IN

091935502                                                           Page 7 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Sandler Capital Management

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          New York

                      7        SOLE VOTING POWER

                               39,984 shares
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             -0-
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               575,793 shares

                      10       SHARED DISPOSITIVE POWER

                               -0-

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 575,793 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.18%

    14           TYPE OF REPORTING PERSON

                 PN

091935502                                                           Page 8 of 22


    1            NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Douglas Schimmel

    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [X]
                                                                    (b)  [ ]

    3            SEC USE ONLY

    4            SOURCE OF FUNDS

                          NA

    5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) or 2(e)         [ ]

    6            CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States

                      7        SOLE VOTING POWER

                               -0-
    NUMBER OF
      SHARES          8        SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING             0 shares
      PERSON
       WITH           9        SOLE DISPOSITIVE POWER

                               -0-

                      10       SHARED DISPOSITIVE POWER

                               0 shares

    11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

    12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES    [X]


    13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%

    14           TYPE OF REPORTING PERSON

                 IN

091935502                                                           Page 9 of 22


     This Amendment No. 1 to Schedule 13D (this "Statement") relates to the common stock, par value $.01 per share (the "Common Stock"), of Blackboard Inc. (the "Issuer"). This Statement supplementally amends the initial statement on
Schedule 13D, filed on January 27, 2005 (the "Initial Statement"), by the Reporting Persons (as defined herein). This Amendment No. 1 is being filed by the Reporting Persons to report that, as a result of recent transactions in the Common Stock, the beneficial ownership of each of the Reporting Persons has decreased by more than one percent of the outstanding shares of Common Stock of the Issuer.

Item 2.  Identity and Background.

     Item 2 of the Initial Statement is hereby replaced in its entirety with the following:

     This Statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, by each of the following persons (sometimes referred to herein collectively as "Reporting Persons"):

     (i) Sandler Associates, a New York limited partnership ("SA"), by virtue of its beneficial ownership of 798,902 shares of the Common Stock covered by this Statement;

     (ii) Sandler Associates II, LP, a New York limited partnership ("SA II"), by virtue of its beneficial ownership of 39,984 shares of the Common Stock covered by this Statement;

     (iii) Sandler Offshore Fund, Inc., a company formed under the laws of the British Virgin Islands ("SOF"), by virtue of its beneficial ownership of 514,636 shares of the Common Stock covered by this Statement;

     (iv) Sandler Capital Structure Opportunities Master Fund, Ltd., a company formed under the laws of the Cayman Islands ("SCSOF"), by virtue of its beneficial ownership of 0 shares of the Common Stock covered by this Statement;

     (v) Andrew Sandler, a U.S. citizen, by virtue of his being the portfolio manager of SA, SA II, SOF and various managed accounts, as a result of which he may be deemed to have beneficial ownership of 1,414,679 shares of Common Stock covered by this Statement;

     (vi) Sandler Capital Management, a registered investment advisor and a New York general partnership ("SCM"), by virtue of its being the investment adviser to SOF, SCSOF and various managed accounts, as a result of which it may be deemed to have beneficial ownership of 575,793 shares of Common Stock covered by this Statement; and

     (vii) Douglas Schimmel, a U.S. citizen, by virtue of his being the portfolio manager of SCSOF, as a result of which he may be deemed to have beneficial ownership of 0 shares of Common Stock covered by this Statement.

     Each Reporting Person is in the business of acquiring, holding and disposing of interests in various companies for investment purposes. The address of the principal office of each Reporting Person (other than SCSOF) is 711 Fifth Avenue, 15th Floor, New York, NY 10022. The address of the principal office of SCSOF is c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda.

     There are seven general partners of SCM (the "SCM General Partners"). The SCM General Partners are MJDM Corp., ALCR Corp., ARH Corp., TERPSI Corp., SERF Corp., SAM SCM Corp., and DRP SCM Corp., each of which has a business address of 711 Fifth Avenue, 15th Floor, New York, New York 10022 and is in the business of
acquiring,   holding  and  disposing  of

091935502                                                          Page 10 of 22


interests in various companies for investment purposes. Each SCM General Partner (other than ARH Corp. and ALCR Corp.) is a New York corporation. ARH Corp. and ALCR Corp. are Delaware corporations. The attached Schedule A sets forth the controlling persons, the executive officers and the directors of each of the SCM General Partners, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

     There are eight general partners of each of SA and SA II (the "SA and SA II General Partners"). The SA and SA II General Partners are Michael Marocco, Andrew Sandler, Douglas Schimmel, Hannah Craven, Harvey Sandler, SAM SA LLC, DRP SA LLC, and The Harvey Sandler Revocable Trust, each of which (other than The Harvey Sandler Revocable Trust) has a business address of 711 Fifth Avenue, 15th Floor, New York, New York 10022 and is in the business of acquiring, holding and disposing of interests in various companies for investment purposes. The Harvey Sandler Revocable Trust has an address of 17591 Lake Estate Drive, Boca Raton, FL 33496. Each of Michael Marocco, Andrew Sandler, Douglas Schimmel, Hannah Craven and Harvey Sandler is a U.S. citizen. Each of SAM SA LLC and DRP SA LLC are New York limited liability companies. The attached Schedule B sets forth the controlling persons, the executive officers and the directors of each of The Harvey Sandler Revocable Trust, SAM SA LLC and DRP SA LLC, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

     None of the Reporting Persons and to the best of each of the Reporting Person's knowledge none of the persons named in Schedule A or Schedule B hereto, has during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5.  Interest in Securities of the Issuer.

     (a) As of the date hereof, each of SA, SA II, SOF and SCSOF each own of record 731,400 shares of Common Stock, 37,100 shares of Common Stock, 509,500 shares of Common Stock and 0 shares of Common Stock, respectively, or 3.03% , 0.15%, 1.95% and 0% respectively, of the Company's issued and outstanding shares of Common Stock.

     By virtue of the fact that SCM is the investment adviser to and is authorized and empowered to vote and dispose of the securities held by SOF, SCSOF and various managed accounts, SCM may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, SCM may be deemed to own beneficially an aggregate of 575,793 shares of Common Stock or 2.18% of the Company's issued and outstanding shares of Common Stock.

     By virtue of the fact that Andrew Sandler is the portfolio manager of SA, SA II, SOF and various managed accounts and is authorized and empowered to vote and dispose of the securities held by SA, SA II, SOF, SCSOF and various managed accounts, Andrew Sandler may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, Andrew Sandler may be deemed to own beneficially an aggregate of 1,414,679 shares of Common Stock or 5.36% of the Company's issued and outstanding shares of Common Stock.

091935502                                                          Page 11 of 22


     (b) SA has the sole power to direct the vote and the sole power to direct the disposition of the 798,902 shares of Common Stock that may be deemed to be owned beneficially by it. SA II has the sole power to direct the vote and the sole power to direct the disposition of the 39,984 shares of Common Stock that may be deemed to be owned beneficially by it. SOF has the sole power to direct the vote and the sole power to direct the disposition of the 514,636 shares of Common Stock that may be deemed to be owned beneficially by it. SCM has the shared power to direct the vote and the shared power to direct the disposition of the 575,793 shares of Common Stock that may be deemed to be owned beneficially by it. Andrew Sandler has the shared power to direct the vote and the shared power to direct the disposition of the 1,414,679 shares of Common Stock that may be deemed to be owned beneficially by him.

     (c) Except for the transactions listed on Schedule C hereto, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

     (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

     (e) As of the date hereof, each of SCSOF and Douglas Schimmel may no longer be deemed to be the beneficial owner of any shares of Common Stock.

091935502                                                          Page 12 of 22


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 26, 2005.
                                           SANDLER CAPITAL MANAGEMENT
                                           By:  MJDM Corp., a general partner

                                           By:  /s/ Moira Mitchell
                                                --------------------------------
                                           Name:  Moira Mitchell
                                           Title: President

                                           SANDLER ASSOCIATES

                                           By:  /s/ Andrew Sandler
                                                --------------------------------
                                           Name:  Andrew Sandler
                                           Title: General Partner

                                           SANDLER ASSOCIATES II, L.P.

                                           By:  /s/ Andrew Sandler
                                                --------------------------------
                                           Name:  Andrew Sandler
                                           Title: General Partner

                                           SANDLER OFFSHORE FUND, INC.

                                           By:  /s/ Steven Warshavsky
                                                --------------------------------
                                           Name:  Steven Warshavsky
                                           Title: Director

                                           SANDLER CAPITAL STRUCTURE
                                           OPPORTUNITIES MASTER FUND, LTD.

                                           By:  /s/ Steven Warshavsky
                                                --------------------------------
                                           Name:  Steven Warshavsky
                                           Title: Director

                                           By:  /s/ Andrew Sandler
                                                --------------------------------
                                           Name:  Andrew Sandler


                                           By:  /s/ Douglas Schimmel
                                                --------------------------------
                                           Name:  Douglas Schimmel

091935502                                                          Page 13 of 22


                                   SCHEDULE A

The following Schedule sets forth the controlling persons, the executive officers and the directors of each of the SCM General Partners, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.


                                   MJDM CORP.

            Michael Marocco, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


               Kathy Rose, Vice President, Treasurer and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                  United States
                                   Accountant
                              Todres and Rubin LLP,
                                   Accounting
                                 400 Post Avenue
                                    Suite 205
                            Westbury, New York 11590

091935502                                                          Page 14 of 22

                                   ALCR CORP.

             Andrew Sandler, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                     Ellen O'Keefe, Treasurer and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                             Ricky Sandler, Director
                                  United States
                                   Investments
                             Eminence Partners LLC,
                              Investment Management
                                 20 Park Avenue
                                   Suite 3300
                            New York, New York 10166

                                    ARH CORP.


           Harvey Sandler, Majority Shareholder and Controlling Person
                                  United States
                                     Founder
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

091935502                                                          Page 15 of 22


                          Jeffrey M. Levine, President
                                  United States
                             Chief Financial Officer
                              Sandler Enterprises,
                               Investment Services
                              1555 North Park Drive
                                    Suite 101
                              Weston, Florida 33329


                     Moira Mitchell, Treasurer and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                             Ricky Sandler, Director
                                  United States
                                   Investments
                             Eminence Partners LLC,
                              Investment Management
                                 20 Park Avenue
                                   Suite 3300
                            New York, New York 10166


                                   SERF CORP.

            Douglas Schimmel, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

091935502                                                          Page 16 of 22


                    Kathy Rose, Vice President and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                  United States
                                   Accountant
                              Todres and Rubin LLP,
                                   Accounting
                                 400 Post Avenue
                                    Suite 205
                            Westbury, New York 11590


                                  TERPSI CORP.

             Hannah Craven, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                    Kathy Rose, Vice President and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

091935502                                                          Page 17 of 22


                            Michael Todres, Director
                                  United States
                                   Accountant
                              Todres and Rubin LLP,
                                   Accounting
                                 400 Post Avenue
                                    Suite 205
                            Westbury, New York 11590



                                  DRP SCM CORP.

              David Powers, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                    Kathy Rose, Vice President and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                  United States
                                   Accountant
                              Todres and Rubin LLP,
                                   Accounting
                                 400 Post Avenue
                                    Suite 205
                            Westbury, New York 11590

091935502                                                          Page 18 of 22


                                  SAM SCM CORP.

            Samantha McCuen, Sole Shareholder and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Moira Mitchell, President
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                    Kathy Rose, Vice President and Secretary
                                  United States
                                 Administrative
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                  United States
                                   Accountant
                              Todres and Rubin LLP,
                                   Accounting
                                 400 Post Avenue
                                    Suite 205
                            Westbury, New York 11590

091935502                                                          Page 19 of 22


                                   SCHEDULE B

The following Schedule sets forth the controlling persons, the executive officers and the directors of each of the SA and SA II General Partners which are not individuals, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

                       THE HARVEY SANDLER REVOCABLE TRUST
               Harvey Sandler, Sole Trustee and Controlling Person
                                  United States
                                     Founder
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

                                   DRP SA LLC

          David Powers, Sole Member and Manager and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                                   SAM SA LLC

         Samantha McCuen, Sole Member and Manager and Controlling Person
                                  United States
                                Managing Director
                           Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

091935502                                                          Page 20 of 22


                                   SCHEDULE C

For the Account of                            Date of         Nature of                     Number of          Price per Share
                                              Transaction     Transaction                   Securities
                                                              (open market
                                                              purchase or
                                                              open market sale)
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               3/30/05         open market purchase                   100             16.6580
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            3/30/05         open market purchase                 2,000             16.6580
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     3/30/05         open market purchase                   100             16.6580
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   3/30/05         open market purchase                 1,300             16.6580
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               3/31/05         open market purchase                   800             17.3435
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               3/31/05         open market purchase                   500             17.3435
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            3/31/05         open market purchase                22,500             17.3435
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     3/31/05         open market purchase                 1,100             17.3435
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   3/31/05         open market purchase                15,100             17.3435
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/1/05          open market purchase                   600             17.2433
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/4/05          open market sale                    56,205             17.6951
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/4/05          open market sale                       657             18.4250
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/4/05          open market sale                       411             18.4250
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/4/05          open market sale                    19,700             18.4250
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/4/05          open market sale                       994             18.4250
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/4/05          open market sale                    13,238             18.4250
------------------------------------------------------------------------------------------------------------------------------------
Sandler Capital Structure                     4/4/05          open market sale                     5,000             18.4250
Opportunities Master Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/5/05          open market sale                       300             18.4524
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/5/05          open market sale                       300             18.4524
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/5/05          open market sale                     7,700             18.4524
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/5/05          open market sale                       800             18.4524
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/5/05          open market sale                    11,900             18.4524
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/12/05         open market sale                     1,600             18.8234
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/12/05         open market sale                     1,000             18.8234
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/12/05         open market sale                    48,000             18.8234
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/12/05         open market sale                     2,400             18.8234
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/12/05         open market sale                    32,000             18.8234
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/13/05         open market sale                       500             19.2000
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/13/05         open market sale                       400             19.2000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/13/05         open market sale                    17,100             19.2000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/13/05         open market sale                       800             19.2000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/13/05         open market sale                    11,200             19.2000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Capital Structure                     4/13/05         open market sale                     5,000             19.1061
Opportunities Master Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/18/05         open market sale                       200             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/18/05         open market sale                       100             19.1000
------------------------------------------------------------------------------------------------------------------------------------

091935502                                                          Page 21 of 22

------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/18/05         open market sale                     5,600             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/18/05         open market sale                       300             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/18/05         open market sale                     3,800             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/25/05         open market sale                       400             18.8900
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/25/05         open market sale                       200             18.8900
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/25/05         open market sale                    11,300             18.8900
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/25/05         open market sale                       600             18.8900
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/25/05         open market sale                     7,500             18.8900
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/26/05         open market purchase                   500             18.5294
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/26/05         open market purchase                   300             18.5294
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/26/05         open market purchase                15,300             18.5294
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/26/05         open market purchase                   800             18.5294
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/26/05         open market purchase                10,100             18.5294
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               4/27/05         open market sale                       100             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            4/27/05         open market sale                     1,500             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     4/27/05         open market sale                       100             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   4/27/05         open market sale                       882             19.1000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/3/05          open market sale                     7,998             18.7500
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/5/05          open market purchase                   800             17.8634
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/5/05          open market purchase                   700             17.8634
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/5/05          open market purchase                30,500             17.8634
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/5/05          open market purchase                 1,500             17.8634
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/5/05          open market purchase                 6,500             17.8634
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/6/05          open market sale                       300             18.1922
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/6/05          open market sale                       200             18.1922
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/6/05          open market sale                     8,500             18.1922
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/6/05          open market sale                       500             18.1922
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/6/05          open market sale                     5,500             18.1922
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/9/05          open market sale                     1,300             18.1581
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/9/05          open market sale                       800             18.1581
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/9/05          open market sale                    40,100             18.1581
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/9/05          open market sale                      2,00             18.1581
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/9/05          open market sale                    25,800             18.1581
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/10/05         open market sale                       600             18.0632
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/10/05         open market sale                       300             18.0632
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/10/05         open market sale                    16,000             18.0632
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/10/05         open market sale                       800             18.0632
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/10/05         open market sale                    10,300             18.0632
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/11/05         open market sale                       100             18.0008
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/11/05         open market sale                       100             18.0008
------------------------------------------------------------------------------------------------------------------------------------

091935502                                                          Page 22 of 22

------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/11/05         open market sale                     2,800             18.0008
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/11/05         open market sale                       100             18.0008
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/11/05         open market sale                     1,900             18.0008
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/13/05         open market purchase                13,500             18.8411
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/13/05         open market sale                       700             18.7522
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/13/05         open market sale                       500             18.7522
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/13/05         open market sale                    21,900             18.7522
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/13/05         open market sale                     1,100             18.7522
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/13/05         open market sale                    14,100             18.7522
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/16/05         open market purchase                 8,000             18.3437
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                     1,600             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                     1,600             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                     1,000             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/19/05         open market sale                    49,200             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/19/05         open market sale                     2,500             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/19/05         open market sale                    31,600             18.2220
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                       300             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                       400             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/19/05         open market sale                       200             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/19/05         open market sale                    11,300             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/19/05         open market sale                       500             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/19/05         open market sale                     7,300             18.8470
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/23/05         open market sale                       800             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/23/05         open market sale                     1,200             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/23/05         open market sale                       800             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/23/05         open market sale                    36,700             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/23/05         open market sale                     1,900             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/23/05         open market sale                    23,600             19.0123
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/25/05         open market sale                       100             18.9000
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/25/05         open market sale                       100             18.9000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/25/05         open market sale                     1,500             18.9000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/25/05         open market sale                       100             18.9000
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/25/05         open market sale                     1,000             18.9000
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/25/05         open market sale                       600             18.9200
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/25/05         open market sale                       800             18.9200
------------------------------------------------------------------------------------------------------------------------------------
Managed Account                               5/25/05         open market sale                       500             18.9200
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates                            5/25/05         open market sale                    25,500             18.9200
------------------------------------------------------------------------------------------------------------------------------------
Sandler Associates II, LP                     5/25/05         open market sale                     1,200             18.9200
------------------------------------------------------------------------------------------------------------------------------------
Sandler Offshore Fund, Inc.                   5/25/05         open market sale                    16,400             18.9200
------------------------------------------------------------------------------------------------------------------------------------